SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  February 12, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                   (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5. Other Events
A press release was issued February 12, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT TO SUPPLY RADIOPHARMACEUTICALS
TO PREMIER, INC.'S, 1,800 HOSPITAL AND HEALTHCARE ORGANIZATIONS

ST. LOUIS, Mo., February 12, 1997 -- Mallinckrodt Inc. (NYSE:MKG) announced today that it has entered into an exclusive agreement to supply radiopharmaceuticals and associated products to the 1,800 owner hospitals and affiliates of Premier, Inc., the largest healthcare alliance in the United States. The five-year agreement, effective April 1, covers a full range of products and accessories used in nuclear medicine imaging procedures.
     A Premier task group cited Mallinckrodt's fully integrated manufacturing and distribution systems and its broad portfolio of products as reasons for selecting Mallinckrodt as the sole nuclear medicine supplier. Premier members will receive improved value and universal access to imaging and therapeutic radiopharmaceutical products, the task force said.
     This agreement places two of Mallinckrodt's key healthcare product lines under contract with Premier. Mallinckrodt already supplies Premier members with a variety of contrast media for use with X-ray and other imaging technologies.
     "This contract award represents our expanded commitment to all Premier members to deliver quality products and services that reduce the cost of delivering healthcare," said C. Ray Holman, chairman and chief executive officer of Mallinckrodt. "We are committed to a long-term partnership with Premier that will transcend the customary vendor-buyer relationship."
     Mallinckrodt is an international growth company serving specialty markets in human healthcare and chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, analgesic pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is (www.mallinckrodt.com).
     Premier, Inc., resulted in early 1996 from the merger of the former American Healthcare Systems, Inc. (AmHS), based in San Diego, Calif.; SunHealth Alliance, Inc., based in Charlotte, N. C.; and Premier Health Alliance, Inc., based in Chicago, Ill. The new Premier continues to maintain major offices in these locations and in Washington, D. C., to serve its 250 owners, the 700 hospitals and healthcare facilities they operate, and approximately 1,100 other affiliated hospital and healthcare organizations. Group purchasing of supplies, pharmaceuticals and equipment through Premier Purchasing Partners, L. P., is one of the major programs Premier operates to support its owners' and affiliates' efforts to hold down healthcare costs, improve quality and stay ahead of advances in clinical knowledge, technology and market changes such as managed care. Premier also operates substantial units that provide insurance, clinical equipment services and technology assessment services, benchmarking and re-engineering support, comparative databases and other decision-support services, and extensive consulting and on-site support in areas from process and performance improvement to managed care and marketing and information technology management.

                           # # #

Mallinckrodt, Inc.


ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE:  February 12, 1997